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                                                                Exhibit 99.1
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      tel: 303.665.4200

    fax: 303.665.5955

  1075 South Boulder Road, Suite 205

Louisville, Colorado 80027

                                                 [CTA Public Relations logo]
                                                               www.ctapr.com

                                   *NEWS*


FOR IMMEDIATE RELEASE: MAY 22, 2002

CONTACT: Michel P. Salbaing
         Senior Vice President and Chief Financial Officer
         Mail-Well, Inc.
         303-790-8023

         Gregory B. Powell, General Manager
         Bevo Beaven, Vice President
         CTA Public Relations
         (303) 665-4200


            MAIL-WELL ANNOUNCES SALE OF MAIL-WELL LABEL DIVISION

     ENGLEWOOD, Colo., May 22, 2002 -- Mail-Well, Inc. (NYSE: MWL) announced today that it has consummated the sale of its Mail-Well Label division for an undisclosed amount. The purchaser is Renaissance Mark, a privately held company owned by Greg Mosher and Arsenal Capital Partners, based in Denver, CO.

     "The sale of our label division is a key step in the implementation of our strategic plan, narrowing our lines of business and reducing our debt load," said Paul Reilly, Mail-Well's chairman, president and CEO. "We have been very impressed by the enthusiasm and commitment Greg Mosher has shown for the label business, and we are delighted that this purchaser represents such an exciting opportunity for the customers, management and employees of the label division. We expect to maintain a valuable strategic relationship with Renaissance Mark in the printing business going forward," Reilly added.

     Mail-Well, until 2001, had specialized in four growing multibillion-dollar market segments in the highly fragmented printing industry: commercial printing, envelopes, labels and printed office products. Following the sale of the label division, Mail-Well has approximately 11,000 employees and more than 85 printing facilities and numerous sales offices throughout North America. The previously announced strategic plan will result in the company concentrating on its Envelope and Commercial Print segments, where already it holds leading positions.


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     These segments achieved sales of $1.6 billion in 2001. The other segments have been or will be exited. The company is headquartered in Englewood, Colorado.

     This press release may make forward-looking statements, which are subject to various uncertainties and risks that could affect their outcome. Factors, which could cause or contribute to differences include, but are not limited to, the ability to execute strategic initiatives including the timely sale of certain assets at favorable prices, economic conditions, product demand and sales, ability to obtain assumed productivity and cost savings, interest rates, foreign currency exchange rates, paper and raw material costs and the ability to pass them through to customers, waste paper prices, postage rates, union relations, competition and competitor's actions, and changes in the direct mail industry. Please refer to the company's 10-K, 10-Qs and other SEC filings for a more detailed discussion of the risks. This press release does not constitute an offer to sell or solicitation of an offer to buy Mail-Well securities.

     News Releases and other information on Mail-Well can be accessed at www.mail-well.com.

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